Exhibit 99.1

PRESS RELEASE

For Immediate Release

INEI CORPORATION FORMALLY DISSOLVED

ANNAPOLIS, MD – July 2, 2004: INEI Corporation [OTCBB:INEY.OB] announced that, at its Annual Meeting of Stockholders held on June 30, 2004 pursuant to a notice and proxy statement dated May 26, 2004, its stockholders voted to approve the INEI Corporation Plan of Dissolution and Liquidation and, following such affirmative vote, a certificate of dissolution was filed by the Company with the Delaware Secretary of State effective June 30, 2004. The Company will now proceed with its liquidation in accordance with the Plan.

In accordance with the Plan, among other things, the Company intends to sell its remaining assets, collect accounts receivable, pay or provide for the payment of its debts and liabilities, wind up its remaining business activities and prepare to make, and make, pro rata distributions to stockholders of available liquidation proceeds. Under the terms of the Company’s Asset Purchase Agreement with Insituform Technologies, Inc., the Company may not make any liquidating distributions to its stockholders prior to September 6, 2004. Further, the INEI Corporation Board of Directors has not established a firm timetable for distributions to its stockholders. Subject to contingencies inherent in winding up its business and to the payment or the provision for payment of its indebtedness and other obligations, the INEI Corporation Board of Directors intends to authorize any distributions as promptly as reasonably practicable after September 6, 2004. The Company currently expects an ultimate distribution in an amount between $1.25 and $1.75 per share (based on an aggregate of 4,371,862 shares of Common and Class B Common Stock and options to purchase an additional 180,000 shares of common Stock with a weighted average exercise price of $0.93 per share). The Company’s Board of Directors is, however, currently unable to predict the precise amount or timing of distributions pursuant to the Plan. The Board, in its sole discretion, will determine the actual amount and timing of all distributions.

INEI Corporation expects to conclude its liquidation no later than June 30, 2007. If all of its assets, including any contingency reserve, are not sold or distributed prior to the third anniversary of its dissolution, it will transfer such remaining assets to one or more liquidating trusts in a final distribution. In the event of any transfer of assets to a liquidating trust, the Company would distribute, pro rata to its stockholders, beneficial interests in such liquidating trust.

The Company closed its stock transfer books and discontinued recording transfers of its Common Stock and Class B Common Stock at the close of business on June 30, 2004. Certificates representing the Company’s Common Stock and Class B Common Stock are no longer assignable or transferable on the books of the Company except by will, intestate succession or operation of law. Any distributions made by the Company pursuant to the Plan will be made solely to the stockholders of record at the close of business on June 30, 2004, except as may be necessary to reflect subsequent transfers recorded on the books of the Company as a result of any assignments by will, intestate succession or operation of law.

Statements in this press release that are not historical, as well as its future plans, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that are subject to change at any time and from time to time. Factors that could cause actual results or developments to differ materially from those described in or contemplated or implied by such forward-looking statements include, without limitation, the risk that the assumptions upon which the forward-looking statements are based ultimately may prove to be incorrect or incomplete.

Until September 5, 2003, INEI Corporation and its subsidiaries were engaged in the trenchless rehabilitation of underground sewers and other pipelines primarily using cured-in-place pipe (“CIPP”) rehabilitation processes to produce a shape-conforming “pipe-within-a-pipe.” From 1978 to 2003, the Company performed work in six Mid-Atlantic states and the District of Columbia using the patented Insituform® process under territorially exclusive sublicense agreements.

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Contact:	Robert W. Erikson	George Wm. Erikson
	President	Chairman
	(443) 482-3375	(443) 482-3375